Exhibit 99.1

     BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES 66TH CONSECUTIVE DIVIDEND

    CHARLESTON, S.C., March 16 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on March 16, 2006, declared a $.15 per share dividend, payable April 28, 2006, to shareholders of record as of March 31, 2006. Hugh C. Lane Jr., the Corporation's President and CEO stated, "We are pleased with the success we had in 2005 and feel we are well positioned to have a solid year in 2006."
    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at http://www.banksc.com.
Bank of South Carolina Corporation currently trades its common stock on the Nasdaq stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc.,
Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg, and Robert W. Baird and Company, Inc.

SOURCE  Bank of South Carolina Corporation
    -0-                             03/16/2006
    /CONTACT: William L. Hiott, Jr. of Bank of South Carolina Corporation, +1-843-724-1500/
    /Web site:  http://www.banksc.com /
    (BKSC)